UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio		43615

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (419) 535-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

     On December 20, 2004, Dana Corporation (Dana) committed to consolidate its manufacturing of off-highway transmissions and axles. This decision was made in order to strengthen the long-term competitiveness of this business and to grow Dana’s leadership position among off-highway vehicle manufacturers. It will result in the closure of a facility in Statesville, North Carolina; a work force reduction at a facility in Brugge, Belgium; and the realignment of certain off-highway machining and assembly operations in North America and Europe. These actions are expected to be completed by December 31, 2005. They will eliminate approximately 300 jobs and result in an after-tax charge of approximately $25 million, of which $22 million will be recorded in the fourth quarter of 2004. The after-tax charge includes cash expenditures of approximately $12 million relating to employee terminations and $3 million for other exit costs, primarily relating to equipment moves. It also includes non-cash costs of approximately $10 million for asset impairment and other write-offs.

     On December 22, 2004, Dana committed to discontinue the production of grey iron castings, used in the manufacture of piston rings, at its Muskegon, Michigan foundry. This decision was based on excess capacity for grey iron piston ring castings and the under-utilization of this facility. The foundry and related tool shop and machining operations are expected to close by December 31, 2005. These actions will eliminate approximately 240 jobs and result in an after-tax charge of approximately $12 million, of which $11 million will be recorded in the fourth quarter of 2004. The after-tax charge includes cash expenditures of approximately $7 million relating to employee terminations and $1 million for other exit costs, primarily relating to equipment moves. It also includes non-cash costs of approximately $4 million for asset impairment and other write-offs.

Item 2.06. Material Impairments.

     The asset impairment charges that Dana will incur in connection with the consolidation of the manufacturing of its off-highway transmissions and axles and the closing of its Muskegon, Michigan foundry and related operations are described above in Item 2.05.

Item 8.01. Other Events.

     On December 17, 2004, Dana and certain of its insurers signed a settlement agreement and release with respect to (i) existing and future liabilities, expenses and losses arising out of claims under certain policies subscribed to by the insurers providing insurance to Dana and (ii) certain alternate dispute resolution and court proceedings to which Dana and the insurers are parties. The agreement provides for the insurers to make cash payments to Dana in exchange for, among other things, Dana’s release of all rights under the settled insurance policies and its assumption of liability for all future claims under these policies. Dana expects to receive a payment under the agreement in the fourth quarter of 2004, which it will apply to substantially reduce the $54 million amount recoverable for settled asbestos-related product liability claims and related defense costs and the estimated $30 million amount recoverable for claims relating to defaults by some former members of the Center for Claims Resolution (CCR) on the payment of their shares of CCR-negotiated settlements in connection with asbestos-related product liability claims, both of which were reported in Dana’s Form 10-Q for the third quarter of 2004. The agreement also provides for Dana to receive cash payments in 2005, most of which are conditional. Dana expects to apply such payments, when and if received, primarily to reduce the $118 million recoverable relating to settlements of pending asbestos-related product liability claims which was also reported in its third-quarter Form 10-Q.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)

Date: December 22, 2004	By:	/s/ Michael L. DeBacker
	Name: Title:	Michael L. DeBacker Vice President, General Counsel and Secretary

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